Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Realty Capital Income Funds Trust and to the use of our report dated June 1, 2015 on the financial statements and financial highlights of AR Capital Real Estate Income Fund, AR Capital BDC Income Fund, AR Capital Dividend and Value Fund, and AR Capital Global Real Estate Income Fund, each a series of shares of beneficial interest of Realty Capital Income Funds Trust.  Such financial statements and financial highlights appear in the March 31, 2015 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LP

BBD, LLP

Philadelphia, Pennsylvania

July 28, 2015